UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2017

MSA SAFETY INCORPORATED

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15579	25-0668780
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1000 Cranberry Woods Drive Cranberry Township, PA		16066
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 724-776-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On June 27, 2017, MSA Worldwide, LLC (“MSA Worldwide”), a subsidiary of MSA Safety Incorporated (“MSA”), entered into a Membership Interest Purchase Agreement (the “Agreement”) to acquire Globe Holding Company, LLC and its subsidiaries (referred to herein collectively as “Globe”), for a purchase price of approximately $215 million in cash, less the payoff of existing debt and certain transaction expenses. The purchase price is subject to a working capital and other purchase price adjustments to be finalized after the closing under the Agreement.

Headquartered in Pittsfield, New Hampshire and with significant operations in Ada, Oklahoma and Auburn, Maine, Globe manufactures and supplies firefighter protective clothing (i.e., turnout gear) and other products for firefighters, emergency responders, EMT, and other personnel. MSA Worldwide entered into the Agreement with Globe, its members, and Donald D. Welch, II, as sellers’ representative, to purchase all of the outstanding membership interests of Globe Holding for the above-stated purchase price.

The closing of the transaction is subject to certain customary closing conditions, including (i) any waiting period applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, (ii) the absence of any injunction or other legal restraint preventing or making illegal the closing of the transaction, (iii) the accuracy of each party’s representations and warranties and compliance by each party with its covenants under the Agreement, subject to certain materiality qualifications and exceptions, (iv) the absence of a material adverse effect with respect to Globe, and (v) the entering into of employment retention agreements by certain key Globe employees. The owners of Globe have agreed to five year non-compete agreements.

At the closing, the parties to the Agreement will enter into an escrow agreement (the “Escrow Agreement”), pursuant to which $500,000 of the purchase price from the Agreement will be placed into escrow to fund the first $500,000 of post closing adjustments, if any, and $10.75 million of the purchase price from the Agreement will be placed into escrow for indemnification claims. The Escrow Agreement expires 15 months after the Closing, although certain indemnification rights for MSA survive the expiration of the Escrow Agreement.

The foregoing description of the transaction to be consummated pursuant to the Agreement does not purport to be complete and is qualified in its entirety by reference to specific terms and conditions of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On June 28, 2017, MSA issued a press release announcing that it entered into the Agreement with respect to the acquisition of Globe Holding Company, LLC. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are furnished with this report on Form 8-K.

Exhibit No.	Description

10.1	Membership Interest Purchase Agreement, dated as of June 27, 2017, by and among MSA Worldwide, LLC, Globe Holding Company, LLC, the members of Globe Holding Company, LLC, Donald D. Welch, II, as sellers’ representative, and George E. Freese, III, Robert A. Freese and Donald D. Welch, II, as principals.

99.1	Press release dated June 28, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, MSA has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSA SAFETY INCORPORATED

By:	/s/ Douglas K. McClaine
Douglas K. McClaine Senior Vice President, Secretary and Chief Legal Counsel

Date: June 28, 2017

EXHIBIT INDEX

Number	Description	Method of Filing

10.1	Membership Interest Purchase Agreement, dated as of June 27, 2017, by and among MSA Worldwide, LLC, Globe Holding Company, LLC, the members of Globe Holding Company, LLC, Donald D. Welch, II, as sellers’ representative, and George E. Freese, III, Robert A. Freese and Donald D. Welch, II, as principals.*	Filed herewith

99.1	Press release dated June 28, 2017.	Filed herewith

* Certain exhibits and schedules to this agreement have been omitted. A copy of the omitted exhibits and schedules will be provided to the Securities and Exchange Commission upon request.